Exhibit 99.1

Radian Releases Delinquency Data for March

PHILADELPHIA--(BUSINESS WIRE)--April 9, 2013--Radian Guaranty Inc., the mortgage insurance subsidiary of Radian Group Inc., today released data for primary mortgage insurance delinquencies for March 2013. These details may also be found on Radian’s website at http://www.radian.biz/page?name=NewsReleases. Previously released historical data is also available on the website at http://www.radian.biz/page?name=FinancialReportsMortgageInsurance.

The information below regarding new delinquencies and cures is reported to Radian from loan servicers. Default reporting, particularly on a monthly basis, may be affected by several factors, including the date on which the report is generated and transmitted to Radian, updated information submitted by servicers and by the timing of servicing transfers.

March 2013
Primary New Insurance Written ($ in billions)	$3.63

Beginning Primary Delinquent Inventory (# of loans)	89,714
New Delinquencies*	4,168
Cures*	(6,338)
Paids (including those charged to a deductible or captive)	(2,028)
Rescissions and Denials	(407)
Ending Primary Delinquent Inventory (# of loans)	85,109

*Incorporates updated servicer information with respect to February 2013 new delinquencies and cures. For the two month period (February and March 2013) new delinquencies and cures were 9,646 and (11,223), respectively.

Capital and Liquidity Update

In March 2013, Radian Group contributed $115 million of capital to Radian Guaranty, in order to support the company’s strong risk-to-capital position. After the contribution, Radian Group maintains more than $800 million of currently available liquidity. The company expects to maintain a risk-to-capital ratio of 20:1 or below at Radian Guaranty for the foreseeable future.

About Radian

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

Forward-Looking Statements

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the United States Private Securities Litigation Reform Act of 1995. Words such as "will," "expects," "believes" and similar expressions are used to identify these forward-looking statements. These forward-looking statements, which may include without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent reports and registration statements filed from time to time with the Securities and Exchange Commission.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz